Exhibit 99.1

Enochian Biosciences Acquires an Exclusive License for a Novel Hepatitis B Virus Potential Treatment or Cure

LOS ANGELES, Feb. 03, 2020 (GLOBE NEWSWIRE) -- Enochian Biosciences, a company focused on gene-modified cellular therapy in infectious diseases and cancer, announces that it has finalized the acquisition of a novel Hepatitis B Virus (HBV) potential treatment or cure from Seraph Research Institute.

The preliminary, promising scientific data were presented at the biannual HEP DART meeting last December, where it was recognized as one of the best new therapies/novel strategies at the conference. Jon Cohen of Science magazine tweeted “Intriguing novel mechanism for attacking Hepatitis B virus.”https://twitter.com/sciencecohen/status/1204891529275269120

Dr. Carol L. Brosgart, a recent addition to the Enochian Board of Directors said, "I began my medical and research career in the field of public health in the late 70’s, prior to the development of clinical laboratory tests for Hepatitis B and the Hepatitis B vaccine. At that time, there were no therapies for Hepatitis B. Since that time, I have overseen the development and licensure of several major therapies for the treatment of Hepatitis B and HIV. With recent advances in our ability to cure Hepatitis C, there is a new focus on finding curative regimens for both Hepatitis B and HIV. I am very excited by this innovative approach and its potential to become an effective treatment or cure for Hepatitis B."

On November 25, Enochian announced it was expanding its infectious diseases pipeline by entering into an agreement in principle to acquire the exclusive license from SRI.

Forward Looking Statement

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties, including but not limited to the success or efficacy of our pipeline. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” plans,” “expects,” “aims,” “intends” or similar expressions. Actual events or results may differ materially from those projected in any of such statements due to various uncertainties, including as set forth in Enochian’s most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Enochian undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Contact: ir@enochianbio.com